EXHIBIT 10.3

EVERTEC, INC.
2013 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT - EXECUTIVES

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (together with the Vesting Schedule (defined below), this “Agreement”) is made as of this 7th day of June, 2021 (the “Date of Grant”), by and between EVERTEC, Inc. (the “Company”) and you (the “Participant”). Defined terms used but not otherwise defined herein will have the meanings attributed to them in the Plan (defined below).

W I T N E S S E T H

WHEREAS, the Company maintains the EVERTEC, Inc. 2013 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Participant may be a senior executive of the Company who is subject to the Evertec Group, LLC Executive Severance Policy in effect as of the date of this Agreement (if applicable, the “Policy”), which Policy has been approved and authorized by the Compensation Committee or the Board of Directors of the Company; and

WHEREAS, the Participant may be a senior executive of the Company who has a valid employment agreement as of the date hereof that has been approved and authorized by the Compensation Committee or the Board of Directors of the Company (if applicable, the “Executive Employment Agreement”); and

WHEREAS, in connection with the Participant’s service as an employee of the Company or any of its Affiliates and Subsidiaries (the “Employment”), the Company desires to grant Restricted Stock Units (“RSUs”) to the Participant (the “Award”), subject to the terms and conditions of the Plan and this Agreement; and

WHEREAS, such RSUs could be time-based RSUs (“Time-Based RSUs”), which vest on a future specified date or dates, as specified in Exhibit A; and

WHEREAS, such RSUs could also be performance-based RSUs (“Performance-Based RSUs”), which vest on a future specified date or dates and are subject to certain performance metrics, as specified in Exhibit A.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.Grant of RSUs. In consideration of the Employment, the Company will grant to the Participant the number of RSUs set forth in the vesting schedule attached hereto as Exhibit A (the “Vesting Schedule”). Each RSU represents the unfunded and unsecured promise of the Company to deliver to the Participant one share of common stock, par value $.01 per share, of the Company (the “Common Stock”) on the Settlement Date (as defined in Section 6 hereof).

2.Purchase Price. The purchase price of the RSUs shall be deemed to be zero U.S. Dollars ($0) per share.

3.Vesting. The RSUs shall vest and become non-forfeitable on the dates established in the Vesting Schedule (each such date, a “Vesting Date”), provided that the Participant is actively carrying out his or her duties in connection with the Employment at all times from the Date of Grant through each respective Vesting Date.

4.Termination. For purposes of this Section 4, “Termination Date” is the date the Participant’s Employment is terminated or terminates. This Section 4 shall govern the treatment of the RSUs granted under this Agreement upon the Participant’s termination of Employment; provided, however, that if the Participant’s Executive Employment Agreement addresses the treatment of RSUs upon termination, then the provisions of such Executive Employment

Agreement shall govern instead of this Section 4. Defined terms used but not otherwise defined in this Section 4 or in the Plan will have the meanings attributed to them in the Policy.
(a)In the event that the Employment is terminated in a Qualifying Termination (as defined in the Policy) other than within 24 months following a Change in Control (as defined in the Policy), then:
(i)Unvested RSUs that are Time-Based shall vest on a pro-rata basis as of the Termination Date and the Termination Date shall be deemed to be the Vesting Date under this Agreement; and
(ii)Unvested RSUs that are Performance-Based, shall vest and be settled following the end of the performance period based on actual performance determined at the end of the performance period on a pro-rata basis.
(iii)For purposes of clauses 4(a)(i) and (ii), the pro-rata portion of the award that will become vested shall be determined by multiplying the total number of RSUs subject to the award, by a fraction, the numerator of which is the number of completed months in which the Participant was employed from the Date of Grant to the Termination Date, and the denominator of which is the number of months required for the award to vest in full under the Vesting Schedule, and then reducing therefrom the number of RSUs that have previously been vested, if any.
(b)In the event that the Employment is terminated in a Qualifying Termination within 24 months following a Change in Control, then, subject to the Participant’s compliance with Section 11:
(i)Unvested RSUs that are Time-based shall become fully vested and the Termination Date shall be deemed to be the Vesting Date under this Agreement; and
(ii)Unvested RSUs that are Performance-based, shall become fully vested upon the Qualifying Termination (x) based on actual level of performance achieved as of the Change in Control (to the extent the performance period with respect to the relevant goal was completed as of the Change in Control date) and (y) at the target level of performance (to the extent the performance period with respect to the relevant goal was not complete as of the Change in Control date) and the Termination Date shall be deemed to be the Vesting Date under this Agreement. For the avoidance of doubt, it is understood that there may be circumstances where a component of an unearned performance award is valued based on actual performance and a separate component is valued based on target performance. The Company, in its sole discretion, shall determine the number of RSUs that vest pursuant to this provision, if any.
(c)For the avoidance of doubt, in no event shall the Participant become entitled to accelerated vesting of the Participant’s RSUs under both Sections 4(a) and 4(b).
(d)In the event the Employment is terminated or terminates other than in a Qualifying Termination, all of the RSUs (both Time-Based and Performance-Based) that have not become vested as of the Termination Date shall automatically be forfeited as of the Termination Date.
(e)Release Requirement. As a condition to the acceleration of vesting (or the continued vesting post-termination of Performance-based RSUs based on the achievement of Company business performance) pursuant to Section 4(a) or (b) of this Agreement, the Participant shall be obligated to execute a separation agreement and general release of all claims in favor of the Company, their current and former affiliates, subsidiaries and stockholders, and their current and former directors, officers, employees, insurers and agents, in a form reasonably determined by the Company; provided, however, that, if the Participant should fail to execute such release within the time required by the Company, or revokes within 7 days of execution, the Company shall not have any obligation to provide the benefits under Section 4(a) or (b) under this Agreement.
5.Dividend Equivalents. If the Company pays an ordinary cash dividend on its outstanding Common Stock at any time between the Date of Grant and the Settlement Date (as defined in Section 6 below) -- provided that the date on which stockholders of record are determined for purposes of paying a cash dividend on issued and outstanding shares of the Common Stock falls after the Date of Grant -- the Participant shall receive on the Settlement Date or at the next payroll payment (but in no event more than 75 days after the Vesting Date) either: (a) a number of Shares (as defined in Section 6 below) having a Fair Market Value (as defined below) on the Vesting Date equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock, multiplied by the number of RSUs that are settled on the Settlement Date; or (b) a lump sum cash payment equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock, multiplied by the number of RSUs that are settled on the Settlement Date ((a) or (b) as applicable, the “Dividend Payment”); provided, however, that in the case of (a), any partial Share resulting from the calculation will be paid in cash.

For purposes of this Agreement, “Fair Market Value” means the closing price of the Company’s Common Stock at the close of business of the applicable date.

6.Settlement. Within 75 days following the day any RSUs are vested in accordance with the terms and conditions of this Agreement (the “Settlement Date”), the Company shall (a) issue and deliver to the Participant one share of Common Stock for each vested RSU (the “Shares”) and enter the Participant’s name as a shareholder of record or beneficial owner with respect to the Shares on the books of the Company; and (b) calculate the Dividend Payment. The Participant agrees that the Company may deduct from the Dividend Payment any amounts owed by the Participant to the Company with respect to any whole Share issued by the Company to the Participant to cover any partial Share resulting from the settlement process.

7.Restrictive Covenants. The Participant hereby acknowledges that he or she is subject to all of the requirements and conditions in his or her Executive Employment Agreement or in the Restatement of Confidentiality and Non-Compete Agreements, as applicable, ( the “Covenant Agreements”) previously executed by him or her and that he or she will continue to comply with such Covenant Agreements. Furthermore, the Participant acknowledges that the RSUs granted hereunder serve as sufficient consideration for the reaffirmation of the Covenant Agreements contained herein.

8.Taxes. Unless otherwise required by applicable law, on the Settlement Date, (a) the Shares and the Dividend Payment will be considered ordinary income for tax purposes and subject to all applicable payroll taxes; (b) the Company shall report such income to the appropriate taxing authorities as it determines to be necessary and appropriate; (c) the Participant shall be responsible for payment of any taxes due in respect of the Shares and the Dividend Payment; and (d) the Company shall withhold taxes in respect of the Shares and the Dividend Payment (a “Tax Payment”). In order to satisfy the Participant’s obligation to pay the Tax Payment, the Company will withhold from any Shares otherwise to be delivered to the Participant, a number of whole shares of Common Stock having a Fair Market Value equal to the Tax Payment (i.e., a “cashless exercise”); provided, however, that the Participant may elect to satisfy his or her obligation to pay the Tax Payment through a non-cashless exercise, by notifying the Company within at least 5 business days before the Settlement Date. If the Participant does not provide such notification within the established timeframe, the Company will proceed with the default method of the cashless exercise. If the Participant fails to pay any required Tax Payment, the Company may, in its discretion, deduct any Tax Payments from any amount then or thereafter payable by the Company to the Participant and take such other action as deemed necessary to satisfy all obligations for the Tax Payment (including reducing the number of Shares delivered on the Settlement Date). The Participant agrees to pay the Company in the form of a check or cashier’s check any overage of the Tax Payment paid by the Company as a result of making whole any partial Share issued through a cashless exercise. Furthermore, the Participant acknowledges and agrees that the Participant will be solely responsible for making any Tax Payment directly to the appropriate taxing authorities should the Participant opt not to satisfy his or her Tax Payment through a cashless exercise.

9.Rights as Stockholder. Upon and following the Settlement Date (but not before), the Participant shall be the record or beneficial owner of the Shares unless and until such Shares are sold or otherwise disposed of, and, if a record owner, shall be entitled to all rights of a stockholder of the Company (including voting rights).

10.Section 409A. Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the Company is that the payments under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) under the “short-term deferral exception” and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. The Company intends that the performance conditions applicable to the Performance-Based RSUs relate to the Company’s business activities and/or organizational goals within the meaning of Treas. Reg. 1.409A-1(d)(1). In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if at the time of the Participant’s separation from service (as defined in Code Section 409A), the Participant is a “Specified Employee,” then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is 6 months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the 6 month period or such shorter period, if applicable). The Participant will be a “Specified Employee” for purposes of this Agreement if, on the date of the Participant’s separation from service, the Participant is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

11.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts to be performed therein.

12.Notice. Every notice or other communication relating to this Agreement shall be made in writing and the notice, request or other communication shall be deemed to be received upon receipt by the party entitled thereto. Any notice, request or other communication by the Participant should be delivered to the Company’s Chief Legal Officer.

13.Miscellaneous. This Agreement, the Plan and the Covenant Agreements contain the entire agreement between the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan. The terms and provisions of the Plan and the Vesting Schedule are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

By clicking “I Accept” in the checkbox below, the Participant is hereby agreeing to the terms and conditions of this Agreement as of the Date of Grant set forth above, and that he or she has read the same, including the Vesting Schedule.

Exhibit A – Vesting Schedule

Grant and Vesting of Time-Based RSUs
Number of Time-Based RSUs to vest	Vesting Date
[_]	June 7, 2024

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